Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

February 26, 2019

Colgate-Palmolive Company
300 Park Avenue
New York, New York, 10022

Ladies and Gentlemen:

We are acting as counsel to Colgate-Palmolive Company, a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, Registration No. 333-221172 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering from time to time of the Company’s debt securities (the “Securities”), including the Company’s Medium-Term Notes, Series H Due One Year or More from Date of Issue. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligation of the Company with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that, as of the date hereof and at the time of the offer, issuance and sale of any Securities, The Bank of New York Mellon (formerly known as the Bank of New York), as successor trustee (the “Trustee”) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture dated as of November 15, 1992 between the Company and the Trustee (the “Indenture”); that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance with respect to performance of its obligations under the Indenture with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture. We further assume for purposes of this opinion that at the time of the offer, issuance and sale of any Securities, the Registration Statement is effective under the Act and no stop order suspending its effectiveness will have been issued and remain in effect.

In connection with the opinion expressed below, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the resolutions of the Board of Directors (the “Board”) of the Company pursuant to which the Board authorized the issuance and sale of the

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Colgate-Palmolive Company	- 2 -	February 26, 2019

Securities remain in full force and effect; (ii) no Events of Default (as defined in the Indenture) have occurred and are continuing and no rights under the Indenture have been waived by any party thereto since the date of the Indenture; (iii) the Indenture has not been amended, restated, modified, supplemented or terminated; (iv) a duly authorized officer of the Company shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (v) the Company shall not, by issuing any such Security, exceed the aggregate issuance authority specified by the Board in respect of securities of the same class as the Securities; (vi) the Company shall remain validly existing as a corporation in good standing under the General Corporation Law of the State of Delaware; and (vii) the issuance and sale of the Security will not result in a violation of any provision of any instrument or agreement then binding upon the Company, or violate any restriction imposed by any court or governmental body having jurisdiction over the Company. We have also assumed that, at or prior to the time of the delivery of any such Security, there shall not have occurred any change in law affecting the validity or enforceability of such Security and none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security, will violate any applicable law or public policy.

This opinion letter is based as to matters of law solely on the General Corporation Law of the State of Delaware, as amended, and under the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that upon due execution, authentication, issuance and delivery of the Securities in accordance with the Indenture and the applicable underwriting, agency or distribution agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company.

The opinion expressed herein with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

We note that, with reference to obligations stated to be payable in a currency other than U.S. dollars, that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any such other currency is to be rendered in such other currency but is then to be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment and (ii) a judgment rendered by a federal court sitting in the State of New York in respect of an obligation denominated in any such other currency will be expressed in U.S. dollars, but we express no opinion as to the date of the rate of exchange such federal court will apply.  Further with respect to both a New York State court or a federal court, we express no opinion as to any rate of exchange that might be applied.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof (the “Form 8-K”), which Form 8-K will be incorporated by reference into the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

Colgate-Palmolive Company	- 3 -	February 26, 2019

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Pricing Supplement relating to the offer and sale of any particular Security or Securities, which will constitute a part of the Registration Statement.

In addition, if a pricing supplement relating to the offer and sale of any particular Security or Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Hogan Lovells US LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law). This opinion is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) the General Corporation Law of the State of Delaware, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated February 26, 2019, which has been filed as an exhibit to the Current Report on Form 8-K by the Company on February 26, 2019. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.][To be included in any prospectus supplement relating to the issuance of Securities denominated in a foreign currency.]”

In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP